                                                                    EXHIBIT 10.2


                             TAX SHARING AGREEMENT

     This TAX SHARING AGREEMENT (the "Agreement"), dated as of December 15, 1997, is among Stream International Inc., a Delaware corporation formerly known as Stream International Holdings Inc. ("Stream"), Modus Media International Holdings, Inc., a Delaware corporation and, as of the date hereof, a wholly owned subsidiary of Stream ("MMI Holdings"), Modus Media International, Inc., a Delaware corporation and, as of the date hereof, a wholly owned subsidiary of MMI Holdings ("MMI"), Corporate Software & Technology Holdings, Inc., a Delaware corporation and, as of the date hereof, a wholly owned subsidiary of Stream ("CST Holdings"), and Corporate Software & Technology, Inc., a Delaware corporation and, as of the date hereof, a wholly owned subsidiary of CST Holdings ("CST").



     WHEREAS, in connection with an initial public offering of common stock of Stream, Stream intends to: (i) contribute the MMI Business (as defined below) to MMI Holdings, in exchange for voting common stock and preferred stock of MMI Holdings and the assumption by MMI Holdings of certain liabilities associated with the MMI Business, all in accordance with the terms of the MMI Contribution Agreement, as defined below (the "MMI Drop-down"); (ii) cause MMI Holdings to contribute the MMI Business to Modus Media International, Inc., a Delaware corporation ("MMI"), in exchange for voting common stock of MMI and the assumption by MMI of certain liabilities associated with the MMI Business; (iii) cause Stream International Services Corp., a Delaware corporation formerly known as Stream International Inc. and a wholly owned subsidiary of Stream ("SISC"), to contribute the CST Business (as defined below) to CST Holdings, in exchange for voting common stock of CST Holdings and the assumption by CST Holdings of certain liabilities associated with the CST Business, all in accordance with the CST Contribution Agreement, as defined below (the "CST Drop-down" and, collectively with the MMI Drop-down, the "Drop-down"); (iv) cause CST Holdings to contribute the CST Business to Corporate Software & Technology, Inc., a Delaware corporation ("CST"), in exchange for voting common stock of CST and the assumption by CST of certain liabilities associated with the CST Business; (v) cause SISC to distribute all of the voting common stock of CST Holdings held by SISC to Stream as a dividend; and (v) thereafter distribute all of the voting common stock of MMI Holdings and CST Holdings held by Stream to the shareholders of Stream as a dividend (such distribution, the "Distribution", and all of the foregoing collectively referred to as the "Reorganization");

     WHEREAS, the Contribution Agreements contemplate the execution and delivery of this Agreement, the purpose of which is to provide for the allocation among the Stream Group (as hereinafter defined), the MMI Group (as hereinafter defined), and the CST Group (as hereinafter defined) of all responsibilities, liabilities and benefits relating to or affecting Taxes (as hereinafter defined) paid or payable by any of them for all Pre-Drop-down Taxable Periods (as hereinafter defined), and to provide for certain other matters.



     NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:



                                    ARTICLE 1



                                   DEFINITIONS
                                   -----------



     Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Contribution Agreements. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable both to the singular and the plural forms of the terms defined):



     "Affiliate" means with respect to any entity, any other individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust or unincorporated organization which directly or indirectly controls, is controlled by or is under common control with such entity; provided, however, that each of (i) members of the Stream Group, (ii)
        --------  -------
members of the CST Group, and (iii) members of the MMI Group will not be deemed Affiliates of each other for purposes of this Agreement.



     "Affiliated Group" means an affiliated group of corporations within the meaning of Code section 1504(a), without regard to Section 1504(b), for the taxable period in question.



     "Business" means any of the CST Business, the MMI Business or the Stream Business.



     "CST Affiliated Group" means, for each taxable period beginning after the Drop-down Date and the Short Period, CST Holdings and, if such an Affiliated Group exists, members of the Affiliated Group of which CST Holdings is the common parent (or of which CST Holdings would be the common parent if each stockholder of CST Holdings immediately after the Drop-down were an individual).

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     "CST Business" has the meaning set forth in the CST Contribution Agreement.



     "CST Contribution Agreement" means the Contribution Agreement dated as of the date hereof among Stream, SISC, CST Holdings, and CST.



     "CST Drop-down" has the meaning ascribed in the Preamble.



     "CST Group" means, with respect to any taxable period, CST Holdings and the corporations that were members of the Stream Affiliated Group on or prior to the Drop-down Date and that are members of the CST Affiliated Group immediately after the Drop-down Date.



     "CST Joint Tax Return" means any Tax Return that includes (i) a member of the Stream Group and a member of the CST Group or (ii) Tax Items of the CST Business and Tax Items of the Stream Business, in each case determined under the principles of Section 3.01.



     "Code" means the Internal Revenue Code of 1986, as amended, and shall include corresponding provisions of any subsequently enacted federal Tax laws.



     "Contribution Agreements" mean the MMI Contribution Agreement and the CST Contribution Agreement.



     "Distribution" has the meaning ascribed in the Preamble.



     "Distribution Date" means the date on which the Distribution is effected.



     "Drop-down" has the meaning ascribed in the Preamble.



     "Drop-down Date" means the date on which the MMI Drop-down and the CST Drop-down is effected.



     "Final Determination" means the final resolution of any liability for Taxes for a taxable period. A Final Determination shall result from the first to occur of:



          (i) the expiration of 30 days after IRS acceptance of a Waiver of Restrictions on Assessment and Collection of Deficiency in Tax and Acceptance of Overassessment on IRS Form 870 or 870-AD (or any successor comparable form or the expiration of a comparable period with respect to any comparable agreement or form under the laws of other jurisdictions) unless, within such period, the taxpayer gives notice to the other party of the taxpayer's intention to attempt to recover all or part of any amount paid pursuant to the Waiver by the filing of a timely claim for refund;

          (ii) a decision, judgment, decree, or other order by a court of competent jurisdiction that is not subject to further judicial review (by appeal or otherwise) and has become final;



          (iii) the execution of a closing agreement under Section 7121 of the Code or the acceptance by the IRS or its counsel of an offer in compromise under Section 7122 of the Code, or comparable agreements under the laws of other jurisdictions;



          (iv) the expiration of the time for filing a claim for refund or for instituting suit in respect of a claim for refund disallowed in whole or part by the IRS;



          (v) any other final disposition of the Tax liability for such period by reason of the expiration of the applicable statute of limitations; or



          (vi) any other event that the parties agree in writing is a final and irrevocable determination of the liability at issue.



     "Group" means any of the CST Group, the MMI Group or the Stream Group.



     "Guaranty" means each of the guaranties made as of the date hereof, pursuant to which RRD guarantees the payment to Stream in respect of certain obligations of MMI Holdings and MMI, in one case, and CST Holdings and CST, in the other case, under the respective Contribution Agreements and this Agreement.



     "IRS" means the United States Internal Revenue Service or any successor thereto, including but not limited to its agents, representatives, and attorneys.



     "Income Taxes" means all Taxes imposed upon, or measured by, income and such related franchise, excise and similar Taxes as have been customarily included in the provision for income taxes on the financial statements for periods ending prior to the Drop-down Date of Stream and its Affiliates.



     "Joint Tax Returns" means CST Joint Tax Returns and/or MMI Joint Tax Returns, and any Tax Return (other than a CST Joint Tax Return or an MMI Joint Tax Return) that includes (i) a member of the CST Group and a member of the MMI Group, or (ii) Tax Items of the CST Group and Tax Items of the MMI Group, in each case determined under the principles of Section 3.01.



     "Loss Attributes" has the meaning set forth in Section 3.01(d)(vi) of this Agreement.

     "Loss Item" has the meaning set forth in the Tax Reimbursement Agreement.



     "MMI Affiliated Group" means, for each taxable period beginning after the Drop-down Date and the Short Period, MMI Holdings and, if such an Affiliated Group exists, members of the Affiliated Group of which MMI Holdings is the common parent (or of which MMI Holdings would be the common parent if each stockholder of MMI Holdings immediately after the Drop-down were an individual).



     "MMI Business" has the meaning set forth in the MMI Contribution Agreement.



     "MMI Contribution Agreement" means the Contribution Agreement dated as of the date hereof between Stream, MMI Holdings, and MMI.



     "MMI Drop-down" has the meaning ascribed in the Preamble.



     "MMI Group" means, with respect to any taxable period, MMI Holdings and the corporations that were members of the Stream Affiliated Group on or prior to the Drop-down Date and that are members of the MMI Affiliated Group immediately after the Drop-down Date.



     "MMI Joint Tax Return" means any Tax Return that includes (i) a member of the Stream Group and a member of the MMI Group or (ii) Tax Items of the MMI Business and Tax Items of the Stream Business, in each case determined under the principles of Section 3.01.



     "Other Taxes" means all Taxes other than Income Taxes.



     "Post-Drop-down Taxable Periods" means all taxable years or periods beginning after the Drop-down Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Drop-down Date.



     "Pre-Drop-down Taxable Periods" means all taxable years or periods ending on or before the Drop-down Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Drop-down Date.



     "RRD" means R. R. Donnelley & Sons Co., a Delaware corporation.



     "Reorganization" has the meaning ascribed in the Preamble.



     "Reorganization Taxes" has the meaning set forth in the Tax Reimbursement Agreement.

     "Short Period" means, with respect to any Straddle Period, the period beginning at the beginning of such Straddle Period and ending on and including the Drop-down Date.



     "Stream Affiliated Group" means, for each taxable period, the Affiliated Group of which Stream or any successor of Stream is the common parent.



     "Stream Business" has the meaning ascribed to "Stream International Holdings Business" in the Contribution Agreements.



     "Stream Group" means, with respect to any taxable period, the corporations that were members of the Stream Affiliated Group on or prior to the Drop-down Date, exclusive of the corporations that are included in the CST Affiliated Group or the MMI Affiliated Group immediately after the Drop-down Date.



     "Straddle Period" means any taxable year or period that begins before and ends after the Drop-down Date.



     "Tax" means any federal, state, local or foreign income, profits, alternative or add-on minimum, severance, sales, use, service, service use, ad valorem, gross receipts, license, value added, franchise, transfer, recording, real estate, withholding, payroll, employment, excise, occupation, unemployment insurance, social security, business license, business organization, stamp, environmental, premium or property tax, or any other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties and additions to any such tax, imposed by any taxing authority upon the Stream Group, the MMI Group, the CST Group or any of their respective members or divisions or branches.



     "Tax Deficiency" means an assessment of Tax, as a result of a Final Determination.



     "Tax Detriment" means any item of income, gain, recapture of credit or any other Tax Item which increases Taxes paid or payable.



     "Tax Item" means any item of income, gain, loss, deduction, credit, provisions for reserves, recapture of credit, receipts, proceeds or any other item which increases or decreases Taxes paid or payable, including an adjustment under Code Section 481 resulting from a change in accounting method.



     "Tax Refund" means a refund or credit of Tax as the result of a Final Determination.

     "Tax Reimbursement Agreement" means the agreement entered into as of the date hereof between RRD and Stream with respect to certain Tax liabilities.



     "Tax Return" means any return, filing, questionnaire, information return or other document required to be filed, including requests for extensions of time, filings made with estimated tax payments, claims for refund and amended returns that may be filed, for any period with any taxing authority (whether domestic or foreign) in connection with any Tax (whether or not a payment is required to be made with respect to such filing).



     "Transaction Taxes" mean any Other Taxes payable in connection with consummation of the transactions contemplated by the Reorganization, including without limitation the transfer by SISC of Belgium branch operations to CST Holdings, the transfer by SISC of all outstanding shares of Corporate Software & Technology GmbH ("CST GmbH") to CST Holdings and the transfer by SISC of the German branch operations to CST GmbH, the formation by CST Holdings of Corporate Software & Technology B.V. ("CST BV") and the transfer by Stream International Europe B.V. ("SISC BV") of certain Dutch operations to CST BV, the transfer by SISC of French branch operations to Corporate Software & Technology, S.A., the sale by Corporate Software & Technology Limited of all outstanding shares of Stream International N.I. Limited ("SINI") and all outstanding shares of Modus Media International Limited ("MMI UK") to Stream and the contribution by Stream of the shares of SINI and the shares of MMI UK to SISC, the contribution of all outstanding shares of Modus Media International Korea Ltd. by Stream to MMI Holdings, and the contribution of all outstanding shares of Modus Media International, S.A. de C.V. by Stream to MMI Holdings, and any transfers of the aforesaid operations and shares by CST Holdings and MMI Holdings to CST and MMII, respectively.



                                    ARTICLE 2



                              FILING OF TAX RETURNS
                              ---------------------



     Section 2.01 Manner of Filing. All Tax Returns required to be filed after
                  ----------------
the Drop-down Date shall be filed on a timely basis (including extensions) by the party responsible for such filing under this Agreement. Unless otherwise required by applicable law, all Tax Returns filed after the date of this Agreement shall be prepared on a basis consistent with the elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax Items have been filed, to the extent that a failure to do so would reasonably be expected to result in a Tax Detriment to another party hereto or a member of its Affiliated Group. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation. Notwithstanding anything in this Agreement to the contrary, however, in no event shall any Tax Return be filed in a manner inconsistent with Section 8 of the Tax Reimbursement Agreement. RRD is an intended third-party beneficiary of the preceeding sentence.



     Section 2.02 Pre-Drop-down Tax Returns.
                  -------------------------



          (a) Consolidated Returns. The Stream consolidated federal income Tax
              --------------------
Returns required to be filed for all Pre-Drop-down Taxable Periods, that have not been previously filed, shall be prepared and filed by Stream. Stream, MMI Holdings and CST Holdings will cooperate in good faith to determine the appropriate amount of Tax Items primarily related to the Stream Business, the MMI Business and the CST Business (determined under the principles of Section 3.01) to be reflected in the consolidated federal income Tax Returns of Stream for Pre-Drop-down Taxable Periods.



          (b) Combined, Consolidated and Unitary Returns. All state and local
              ------------------------------------------
combined, consolidated and unitary corporate CST and MMI Joint Tax Returns with respect to Income Taxes which are required to be filed for all Pre-Drop-down Taxable Periods, which have not been previously filed, shall be prepared and filed by Stream. Stream, MMI Holdings and CST Holdings will cooperate in good faith to determine the appropriate amount of Tax Items primarily related to the Stream Business, the MMI Business and the CST Business (determined under the principles of Section 3.01) to be reflected in such Returns of Stream for Pre-Drop-down Taxable Periods.



          (c) Other Returns. All other Tax Returns not described elsewhere in
              -------------
this Section 2.02 that are required to be filed for Pre-Drop-down Taxable Periods, including Tax Returns in respect of Transaction Taxes and Joint Tax Returns (other than CST and MMI Joint Tax Returns), shall be prepared and filed by the party responsible under the appropriate law of the taxing jurisdiction.



                                    ARTICLE 3



                  PAYMENT OF TAXES: ENTITLEMENT TO TAX REFUNDS
                  --------------------------------------------



     Section 3.01 General.
                  -------



          (a) Stream shall be liable for and shall indemnify and hold each member of the MMI Group and each member of the CST Group harmless against all

Taxes related to the Stream Business, for all Pre-Drop-down Taxable Periods, to the extent unpaid as of the Drop-down Date.



          (b) MMI Holdings shall be liable for and shall indemnify and hold each member of the Stream Group and each member of the CST Group harmless against all Taxes related to the MMI Business for all Pre-Drop-down Taxable Periods, to the extent unpaid as of the Drop-down Date.



          (c) CST Holdings shall be liable for and shall indemnify and hold each member of the Stream Group and each member of the MMI Group harmless against all Taxes related to the CST Business for all Pre-Drop-down Taxable Periods, to the extent unpaid as of the Drop-down Date.



          (d) For purposes of determining the amount of Taxes related to the Stream Business, the MMI Business or the CST Business pursuant to paragraphs
(a), (b), and (c) of this Section 3.01, and for purposes of determining entitlement to Tax Refunds, the following rules shall apply:



          (i) except as provided below, Tax Items primarily related to the Stream Business will be taken into account in determining Taxes related to the Stream Business, Tax Items primarily related to the MMI Business will be taken into account in determining Taxes related to the MMI Business, and Tax Items primarily related to the CST Business will be taken into account in determining Taxes related to the CST Business;



          (ii) Tax Items for any taxable period consisting of deductions attributable to the exercise of compensatory options granted to employees of any member of the Stream Affiliated Group to acquire shares of Stream, MMI Holdings or CST Holdings shall be deemed to be primarily related to the Stream Business, the MMI Business or the CST Business if a member of the Stream Group, the MMI Group or the CST Group, respectively, most recently employed the exercising employee at the time of exercise;



          (iii) except as otherwise provided in this Agreement, Tax Items not primarily related either to the Stream Business, the MMI Business or the CST Business will be taken into account 40% in determining Taxes related to the MMI Business and 60% in determining Taxes related to the CST Business;



          (iv) in determining the Taxes related to the Stream Business, the MMI Business and the CST Business for any Short Period, and the amount of net operating losses, net capital losses, alternative minimum tax credits and other credits that may be utilized in any Short Period, the Straddle Period shall be treated as two taxable years or periods, one ending at the end of the Short Period and the other beginning at the beginning of the day after the end of the Short Period, in all cases determined on a "closing of the books basis" at the end of the Short Period (except that items computed on an annual basis, such as depreciation, shall be allocated on a daily basis). For all purposes of this Agreement, the portion of the Straddle Period ending at the end of the Short Period and the portion of the Straddle Period beginning at the beginning of the day after the end of the Short Period shall each be treated as a "taxable year or period";



          (v) the benefit of (A) the graduated tax rates of Code Section 11, (B) the $25,000 bracket amount in Code Section 38, (C) the $40,000 exemption amount and the $150,000 bracket amount in Code Section 55, and (D) the $2,000,000 bracket amount in Code Section 59A, (and any similar or corresponding benefits under state or local Tax law) shall be taken into account solely in determining Taxes related to the Stream Business;



          (vi) in determining the Taxes related to the Stream Business, the MMI Business and the CST Business for any period, (A) any net operating losses, net capital losses, alternative minimum tax credits and other credits ("Loss Attributes") carried back to such period from a Post-Drop-down Taxable Period of the Stream Group shall be taken into account solely to determine the Taxes related to the Stream Business to the extent that the Loss Attributes carried back exceed Loss Items as defined in the Tax Reimbursement Agreement, (B) to the extent that the Loss Attributes carried back do not exceed Loss Items, such Loss Attributes shall first be used to eliminate or reduce Tax Items, if any, that, absent this clause (B), would have resulted in the imposition of Reorganization Taxes, and (C) any Loss Attributes carried back to which clause (A) does not apply and which exceed the Tax Items described in clause (B) shall be treated consistently with the principles set forth in Section 3.01(d)(vii), below (see Annex A to the Tax Reimbursement Agreement for examples applying the rules in this paragraph);



          (vii) notwithstanding the foregoing, subject to paragraph (v) of the definition of Reorganization Taxes in the Tax Reimbursement Agreement, Loss Attributes, determined separately for each Business in accordance with the other principles of this Section 3.01, carried over (other than from a Post-Drop-down Taxable Period) to, or incurred in, a Pre-Drop-down Taxable Period, shall be considered as Tax Items primarily related to the Stream Business, the MMI Business and the CST Business, as the case may be, to the extent necessary to eliminate or reduce Taxes related to the Stream Business, the MMI Business and the CST Business, respectively, for such taxable year or period, with any excess Loss Attributes being allocated among the Stream Business, the MMI Business and the CST Business in proportion to the amount of Taxes that, absent such excess Loss Attributes, would have been paid by each of Stream, MMI Holdings and CST Holdings, respectively, in respect of such period. Schedule 3.01(d)(vii) to this Agreement (and Annex A to the

Tax Reimbursement Agreement) set forth examples that illustrate the operation of this paragraph.



     Section 3.02 Payment of Tax Liabilities With Respect to Unfiled Returns.
                  ----------------------------------------------------------



          (a) Consolidated Federal Income Tax Liabilities. Except as otherwise
              -------------------------------------------
provided in this Agreement, Stream shall pay, on a timely basis, all Taxes due with respect to the consolidated federal income Tax liability for all taxable years or periods beginning on or before the Drop-down Date of the Stream Affiliated Group. Each of MMI Holdings on behalf of the MMI Group and CST Holdings on behalf of the CST Group hereby assumes and agrees to pay (to the extent not previously paid by MMI Holdings or CST Holdings or any member of their respective Groups, as the case may be) the MMI Group's share and the CST Group's share, as the case may be, of those Taxes (with each share determined as described below) for all Pre-Drop-down Taxable Periods, which payments shall be made directly to Stream which shall then forward any balance due to the IRS.



          The share of the consolidated federal Income Tax liability for each of such periods for the Stream Group, the MMI Group, and the CST Group shall be determined based on the liability of Stream, MMI Holdings and CST Holdings, respectively, in respect of such Tax liability in accordance with the principles set forth in Section 3.01.



          If the calculations made pursuant to this Section 3.02(a) indicate that either MMI Holdings or CST Holdings has either overpaid or underpaid its share (determined as described above) of the consolidated federal income Tax liability for any period, then not later than 90 days after the filing of Stream's consolidated federal income Tax returns for such period Stream shall pay MMI Holdings or CST Holdings, as the case may be, the amount of any such overpayment, or MMI Holdings or CST Holdings, as the case may be, shall pay Stream the amount of any such underpayment.



          All calculations and determinations required to be made pursuant to this Section 3.02(a) shall be made jointly by the parties hereto in good faith or, if necessary, pursuant to Section 5.04.



          (b) Combined, Consolidated and Unitary Corporate Income Taxes. Except
              ---------------------------------------------------------
as otherwise provided in this Agreement, Stream shall pay, on a timely basis, all Taxes due with respect to any combined, consolidated or unitary state, local and foreign corporate Income Tax liability for all taxable years or periods beginning on or before the Drop-down Date with respect to CST and MMI Joint Tax Returns ("Combined Taxes"). Each of MMI Holdings and CST Holdings hereby assumes and agrees to pay (to the extent not previously paid by it) the MMI Group's share and the

CST Group's share, as the case may be, of Combined Taxes (with each share described below) for all Pre-Drop-down Taxable Periods, which payments shall be made to Stream, which shall then pay any amount due to the appropriate taxing authority.



          The share of the Combined Tax liability for each of such taxable years or periods for the Stream Group, the MMI Group, and the CST Group shall be determined based on the liability of Stream, MMI Holdings and CST Holdings, respectively, in respect of such Tax liability in accordance with the principles set forth in Section 3.01.



          If the calculations made pursuant to this Section 3.02(b) indicate that either MMI Holdings or CST Holdings has either overpaid or underpaid its share (determined as described above) of the Combined Tax liability for any period then at such time as Stream shall reasonably determine, but in any event not later than 90 days after the filing of the relevant Tax Return, Stream shall pay MMI Holdings or CST Holdings, as the case may be, the amount of any such overpayment, or MMI Holdings or CST Holdings, as the case may be, shall pay Stream the amount of any such underpayment.



          All calculations and determinations required to be made pursuant to this Section 3.02(b) shall be made jointly by the parties hereto in good faith or, if necessary, pursuant to Section 5.04.



          (c) Other Taxes. All Taxes, to the extent not governed by Section
              -----------
3.02(a) or 3.02(b), for Pre-Drop-down Taxable Periods shall be paid, on a timely basis, by the party responsible under this Agreement for filing the Tax Return pursuant to which such Taxes are due, or, if no Tax Return is required, by the party responsible for payment of such Tax under the laws of the taxing jurisdiction, and shall be reimbursed by the other parties to this Agreement based on their respective shares of such Taxes determined in accordance with the principles set forth in Section 3.01.



          (d) Transaction Taxes. Notwithstanding any provision of this Agreement
              -----------------
to the contrary, Stream, MMI Holdings or CST Holdings shall be liable for, and shall hold the other parties hereto harmless against, any Transaction Taxes related to the transfer of assets from one Group to another Group in connection with the Reorganization to the extent that such assets are located immediately following the Drop-down Date in a member of the Stream Group, a member of the MMI Group or a member of the CST Group, respectively, notwithstanding the fact that the tax laws of the particular jurisdiction may impose liability for such Transaction Taxes on a member of any other Group. Any party not responsible under this Agreement for paying such Taxes to the taxing authority shall pay the responsible party for its share of such Taxes not later than 3 business days prior to the due date for such Taxes.



     Section 3.03 Redetermined Tax Liabilities.
                  ----------------------------



          (a) Certain Joint Tax Returns. In the case of any Final Determination
              -------------------------
regarding a CST Joint Tax Return or an MMI Joint Tax Return, any Tax Deficiency shall be paid to the appropriate taxing authority by, and any Tax Refund received from the appropriate taxing authority shall be paid to, Stream; provided, however, that whether or not there is a Tax Deficiency or Tax Refund
--------  -------
or whether or not a payment is required to or from the appropriate taxing authority, MMI Holdings or CST Holdings, as the case may be shall make payments to Stream or receive payments from Stream based upon the following principles:



          (i) MMI Holdings or CST Holdings, as the case may be, shall make a payment to Stream in an amount equal to any increase in the MMI Group's or the CST Group's share, respectively, of Tax with respect to such Joint Tax Return resulting from such Final Determination to the extent such payments would not be duplicative of any payments therefor previously made by MMI Holdings (or any member of the MMI Group) or CST Holdings (or any member of the CST Group) to Stream (or directly to the appropriate taxing authority). The amount of any such increase in the MMI Group's or the CST Group's share of Tax shall be determined in accordance with the principles set forth in Section 3.01.



          (ii) Stream shall pay to MMI Holdings or CST Holdings, to the extent not previously paid to MMI Holdings or CST Holdings, or any member of their respective Groups, by the appropriate taxing authority or by Stream, the amount of any decrease in the MMI Group's or the CST Group's share, respectively, of Tax with respect to such Joint Tax Return resulting from such Final Determination. The amount of any such decrease in the MMI Group's or the CST Group's share of Tax shall be determined in accordance with the principles set forth in Section 3.01.



          (iii) Notwithstanding any provision of this Agreement to the contrary, for purposes of this Section 3.03(a), Stream shall pay to MMI Holdings and CST Holdings 40% and 60%, respectively, of the federal Tax Refund for the taxable year ended December 31, 1993 in respect of a carryback from the taxable year ended April 21, 1995 in respect of Form 1120X filed by Stream in September, 1996, and 40% and 60%, respectively, of any federal or state overpayments of Taxes in respect of any Pre-Drop-down Taxable Periods, and any Tax Deficiency resulting from any subsequent adjustment to Tax Items which gave rise to such Tax Refund or overpayments shall, to the extent of such Tax Refund and overpayments, respectively, be borne by such parties in the same proportions.

          (iv) Any Tax Deficiency or Tax Refund with respect to (i) a Tax Item not primarily related either to the Stream Business, the MMI Business or the CST Business, or (ii) a CST Joint Tax Return or an MMI Joint Tax Return not arising from an adjustment to, or change in, a Tax Item (e.g., change in applicable law) shall be allocated 40% to MMI Holdings and 60% to CST Holdings.



          (b) Other Returns. In the case of any Final Determination regarding a
              -------------
Tax Return other than a Joint Tax Return described in Section 3.03(a):



          (i) MMI Holdings (or a member of the MMI Group) shall pay any Tax Deficiency to the appropriate taxing authority, and shall be entitled to receive and retain all Tax Refunds, for all periods with respect to Tax Returns that include only Tax Items primarily related to the MMI Business in accordance with the principles set forth in Section 3.01.



          (ii) CST Holdings (or a member of the CST Group) shall pay any Tax Deficiency to the appropriate taxing authority, and shall be entitled to receive and retain all Tax Refunds, for all periods with respect to Tax Returns that include only Tax Items primarily related to the CST Business in accordance with the principles set forth in Section 3.01.



          (iii) Stream shall pay any Tax Deficiency to the appropriate taxing authority, and shall be entitled to receive and retain all Tax Refunds, for all periods with respect to Tax Returns that include Tax Items primarily related to the Stream Business in accordance with the principles set forth in Section 3.01.



          (iv) Any Tax Deficiency or Tax Refund with respect to other Tax Returns shall be paid by, or shall be received and retained by, the parties in accordance with the principles set forth in Section 3.01.



          (c) Calculation and Payment of Amounts. All calculations and
              ----------------------------------
determinations required to be made pursuant to this Section 3.03 shall be made jointly by the parties hereto in good faith or, if necessary, pursuant to
Section 5.04 and on a basis reasonably consistent with prior years. Any payments made by the parties hereunder to each other shall be treated by each of the parties, to the maximum extent allowable under applicable Tax laws, as adjustments to amounts transferred under the Contribution Agreements. The amount of each payment shall be computed after taking into account all Tax consequences to the recipient, or any Affiliate, of (i) the receipt of (or the right to receive) the payment and (ii) the event or incurrence of the liability that gave rise to the right to receive the payment. In determining the Tax consequences to the recipient, or any Affiliate, for purposes of this Section 3.03(c), any Tax detriment, in the case of a payment, and any Tax benefit, in the case of an event or an incurrence of a liability, shall be taken into account in the taxable years or periods in which the recipient, or any Affiliate, is required to pay additional Taxes by reason of the payment, or is entitled to a refund of Tax or a reduction in the amount of Taxes it would otherwise be required to pay by reason of the event or the incurrence of the liability.



     Section 3.04 Liability for Taxes with Respect to Post-Drop-down Periods.
                  ----------------------------------------------------------
Unless otherwise provided in this Agreement, or the Tax Reimbursement Agreement, the Stream Group shall pay all Taxes and shall be entitled to receive and retain all Tax Refunds with respect to Post-Drop-down Taxable Periods which are attributable to the Stream Business. Unless otherwise provided in this Agreement, or the Tax Reimbursement Agreement, each of the MMI Group and the CST Group, as the case may be, shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect Post-Drop-down Taxable Periods which are attributable to the MMI Business and the CST Business, respectively. For purposes of this Section 3.04, each Straddle Period shall be treated as described in Section 3.01.



     Section 3.05 Carrybacks. Each of MMI Holdings and CST Holdings agrees that
                  ----------
it will not carry back any Tax Item arising after the Drop-down Date to a taxable period with respect to a Joint Tax Return which includes a member of the Stream Group or the other Group of which it is not a member, without the consent of Stream and the common parent of the other Group. In the event that MMI Holdings and CST Holdings do carry back any such Tax Item with the consent of Stream and the common parent of the other Group, any Tax Refund resulting therefrom shall be paid over to MMI Holdings or CST Holdings, as the case may be. To the extent that the carryback of any Tax Item does not result in a Tax Refund (or would not result in a refund if a claim were filed) solely as the result of an offsetting Tax Item attributable to another Group, such other Group shall remit to MMI Holdings or CST Holdings, as the case may be, the amount of any decrease in the MMI Group's or the CST Group's share of Tax with respect to such return as a result of such carryback as determined under the principles contained in Section 3.01 and 3.03(a).



     Section 3.06 Responsibility for Reorganization Taxes. Stream shall be
                  ---------------------------------------
responsible for 100% of any Reorganization Taxes, and shall indemnify, defend and hold harmless MMI Holdings, CST Holdings and each member of their respective Groups from and against all liability for such Reorganization Taxes.

                                    ARTICLE 4



               INDEMNITY; COOPERATION AND EXCHANGE OF INFORMATION
               --------------------------------------------------



     Section 4.01 Breach. Stream shall be liable for and shall indemnify, defend
                  ------
and hold harmless each member of the MMI Group and each member of the CST Group and their officers and directors, from and against, any payment required to be made as a result of a breach by a member of the Stream Group of any obligation under this Agreement. MMI Holdings shall be liable for and shall indemnify, defend and hold harmless each member of the Stream Group and each member of the CST Group and their officers and directors from and against, any payment required to be made as a result of the breach by a member of the MMI Group of any obligation under this Agreement. CST Holdings shall be liable for and shall indemnify, defend and hold harmless each member of the Stream Group and each member of the MMI Group and their officers and directors, from and against, any payment required to be made as a result of the breach by a member of the CST Group of any obligation under this Agreement.



     Section 4.02 Contest Rights
                  --------------



          (a) Notice. Whenever a party hereto or any Affiliate thereof (the
              ------
"Notified Party") becomes aware of any audit, action, suit, investigation, claim, assessment, litigation or other administrative or judicial proceeding (collectively, a "Proceeding") that could result in a redetermination or other adjustment to any Tax Item which could increase its liability or the liability of any member of any Group (such party or any such member, hereinafter an "Indemnitee") for any Tax for which another party hereto (hereinafter the "Indemnitor") is or may be liable under this Agreement (hereinafter an "Indemnity Issue"), the Notified Party shall promptly give notice to each other party hereto of such Indemnity Issue. The failure of any Notified Party to give such notice shall not relieve the Indemnitor of its obligations under this Agreement except to the extent such Indemnitor or any of its Affiliates is actually prejudiced by such failure to give notice.



          (b) General Control Rights. Subject to the other provisions of this
              ----------------------
Section 4.02, with respect to any Proceeding in respect of a Tax Return relating, in whole or in part, to an Indemnity Issue, the party who has responsibility for filing such Tax Return (the "Responsible Party") shall have the right to decide as between the parties hereto how such Proceeding is to be dealt with and finally resolved with the appropriate taxing authority and shall control all related Proceedings; provided, however, that if the Responsible
                                 --------  -------
Party is not the Indemnitor, the Responsible Party shall:

          (i) promptly deliver to the Indemnitor complete copies of all written notices, requests, or other information received from any taxing authority or judicial or similar body that relate to any Indemnity Issue;



          (ii) not provide any documents or other information to any taxing authority or judicial or similar body that relate to the Indemnity Issue without the Indemnitor's prior review;



          (iii) not submit any written response or other written work in respect of any Indemnity Issue to any taxing authority or judicial or similar body without allowing the Indemnitor to review and revise such written response or other written work to the extent it relates to any Indemnity Issue (with any disagreement as to the ultimate language used in any such written response or other written work to be resolved by the Responsible Party);



          (iv) permit the Indemnitor and its representatives, at the Indemnitor's sole expense, to participate fully in all conferences, meetings, proceedings or judicial appearances with or before any taxing authority or judicial or similar body (whether in person or by telephone) the subject matter of which is or includes the Indemnity Issue;



          (v) consult in good faith with the Indemnitor with respect to all aspects of any action or position to be taken by the Responsible Party that relates to any Indemnity Issue and take the Indemnitor's interests into account;



          (vi) not adopt any position in any Proceeding that unfairly compromises an Indemnity Issue so as to gain any advantage with respect to any non-Indemnity Issue which is the subject of the same or any related Proceeding;



          (vii) if the Proceeding relates solely to one or more Indemnity Issues, permit the Indemnitor to control such Proceeding in all respects; and



          (viii) except in the circumstances described below, not make any settlement offer to any taxing authority, discuss any settlement offer made by any taxing authority, or accept any settlement offer made by any taxing authority, in each case with respect to any Proceeding that is related, in whole or in part, to any Indemnity Issue.



          (c) Settlements. With respect to any settlement offer that relates, in
              -----------
whole or in part, to any Indemnity Issue, the following rules shall apply if the Responsible Party is not the Indemnitor:

          (i) no settlement offer shall be made by the Responsible Party to any taxing authority except in writing and in such case the amount offered with respect to any Indemnity Issue shall be determined solely by the Indemnitor (as indicated in a written notice to the Responsible Party);



          (ii) in the case of any settlement offer from a taxing authority that is not in response to a written settlement offer by the Responsible Party, the Responsible Party shall, if requested by the Indemnitor, make a written settlement offer (i.e., a counter offer) to the taxing authority in accordance
                  ----
with paragraph (c)(i); and



          (iii) in the case of any settlement offer from a taxing authority (other than a settlement offer described in paragraph (c)(ii)):



          (A) the Responsible Party may make a written settlement offer (i.e., a
                                                                         ----
counter offer) to the taxing authority in accordance with paragraph (c)(i);



          (B) the Responsible Party may choose not to accept the settlement offer from the taxing authority and instead choose to litigate the issues reflected in such settlement offer, in which case the Responsible Party shall litigate the Indemnity Issue, which litigation shall be conducted subject to the rules of subsection (b) of this Section 4.02;



          (C) the Responsible Party may notify the Indemnitor of the Responsible Party's proposal that such settlement offer be accepted and entered into and request the Indemnitor's consent to doing so and, upon (x) the written consent to such settlement offer by the Indemnitor, (y) a failure of the Indemnitor to respond to such proposal by the Responsible Party within thirty days after receipt by the Indemnitor of such notice from the Responsible Party, or (z) a failure of the Indemnitor to withhold its consent to such settlement offer in accordance with subparagraph (D) below, the Responsible Party may accept and enter into such settlement offer; or



          (D) the Indemnitor may withhold its consent to a settlement offer of which the Responsible Party has notified the Indemnitor in accordance with subparagraph (C) above if the Indemnitor (x) notifies the Responsible Party in writing within such 30-day period that the Indemnitor does not consent to the proposed settlement, and (y) provides the Responsible Party with an opinion from tax counsel selected by the Indemnitor and reasonably satisfactory to the Responsible Party to the effect that there is a reasonable possibility that the Responsible Party will prevail on the merits with respect to one or more Indemnity Issues with an aggregate value of not less than the lesser of $1 million or 25% of the amount at issue with respect to the Indemnitor in a tribunal with jurisdiction to adjudicate the Indemnity Issues;



          (E) if the Indemnitor provides the Responsible Party with written notification withholding consent in accordance with subparagraph (D) above, then:



          (i) the Indemnitor shall fully indemnify and hold harmless the Responsible Party from and against any and all liabilities (other than liability for payments to the Indemnitor hereunder) for Taxes and other costs and expenses (including, without limitation, additional attorneys' and accountants' fees) over and above the payments that the Responsible Party would have been liable for if the Responsible Party had entered into the proposed settlement; and



          (ii) the Responsible Party shall select one of the following alternatives:



          (1) the Responsible party shall enter into a closing agreement or other final resolution with the relevant taxing authority with respect to all issues in accordance with the proposed settlement other than Indemnity Issues (if doing so would not preclude litigation or other judicial proceedings with respect to the Indemnity Issues), provided that (i) such closing agreement or
                                  --------
other final resolution specifically provides that it does not apply to the Indemnity Issues, and (ii) the Responsible Party agrees to give the Indemnitor and its representatives control over the relevant Proceedings, and the Responsible Party further agrees (y) to take such actions requested by Indemnitor or its representatives to continue to contest (or, if permitted by applicable law, to permit the Indemnitor to contest) the Indemnity Issues (through administrative proceedings or litigation, which proceedings or litigation shall be conducted pursuant to the provisions of this Section 4.02 using counsel selected by the Indemnitor to the fullest extent possible), and
(z) to permit the Indemnitor, if successful, to obtain the full monetary benefit of a successful contest;



          (2) the Responsible Party shall settle all issues with the relevant taxing authority in accordance with the proposed settlement, in which case each of the Responsible Party and the Indemnitor shall, with respect to its share thereof, pay any additional liability for Taxes as provided for in such proposed settlement, provided that (i) such settlement shall specifically provide that it
            --------
shall not preclude a refund claim from being filed with respect to the Indemnity Issues and (ii) the Responsible Party agrees to give the Indemnitor and its representatives control over the relevant Proceedings, and agrees (y) to take such actions requested by the Indemnitor to continue to contest (or, if permitted by applicable law, to permit the Indemnitor to contest) the Indemnity Issues (through administrative proceedings or litigation, which proceedings or litigation shall be conducted pursuant to the provisions of this Section 4.02, using counsel selected by the Indemnitor to the fullest extent possible) and (z) to permit the Indemnitor, if successful, to obtain the full monetary benefit of such claim for refund, taking into account any payments to be made under Section 3.03; or



          (3) the Responsible Party shall pay to the Indemnitor, deposit with the taxing authority, or deposit in escrow any additional liability for Taxes, interest and penalties as provided for in such settlement to the extent that such liability relates to issues other than Indemnity Issues, and the Responsible Party agrees to give the Indemnitor and its representatives control over the relevant Proceedings, and further agrees (y) to take such actions requested by the Indemnitor or its representatives to continue to contest (or, if permitted by applicable law, to permit the Indemnitor to contest) any Indemnity and non-Indemnity Issues (through administrative proceedings or litigation, which proceedings or litigation shall be conducted pursuant to the provisions of this Section 4.02, using counsel selected by the Indemnitor to the fullest extent possible) and (z) to permit the Indemnitor, if successful, to obtain the full monetary benefit of a successful contest.



          (d) Payments to Stop Interest. An Indemnitor may, at its election, pay
              -------------------------
to or deposit with the relevant taxing authority an amount of additional Tax for which the Indemnitor would be liable hereunder if such payment or deposit would have the effect of stopping the accrual of interest with respect to such Tax liability. The Indemnitor shall have no further responsibility hereunder for interest with respect to any amount so deposited or paid for so long as such deposit or payment stops the accrual of interest; provided, however, that any
                                                  --------  -------
such payment or deposit does not affect any right of the Responsible Party or any other liability of the Indemnitor hereunder. The Responsible Party shall pay to the Indemnitor the amount of any Tax received by (or credited to the account of) the Indemnitee as a result of a determination that such payment or deposit resulted in an overpayment of Tax with respect to the Indemnity Issues.



          (e) Termination. Notwithstanding the foregoing provisions of this
              -----------
Section 4.02, the Indemnitee in its sole discretion by written notice to the Indemnitor and the Responsible Party may refrain from contesting (through administrative or judicial proceedings) any Indemnity Issue or may settle and instruct the Responsible Party to settle any Indemnitee Issue with the relevant Taxing authority without the consent of the Indemnitor, in which event each of the Responsible Party and the Indemnitee shall be deemed to have unconditionally waived its rights to indemnity with respect to such Indemnity Issue (and other Indemnity Issues which are related to the Indemnity Issue which the Responsible Party or Indemnitee refrained from contesting or settled pursuant to this subsection (e)), In such event, the Responsible Party shall, within ten days after the Indemnitee has decided to refrain from or settle such contest, reimburse the Indemnitor for all amounts previously advanced, deposited or paid to the Responsible Party, Indemnitee or any taxing authority (or deposited pursuant to the provisions of subsection (d) of this Section 4.02) with respect to such Indemnity Issue (and other Indemnity Issues which are related to the Indemnity Issue which the Responsible Party or Indemnitee has refrained from contesting or settled pursuant to this subsection (e)), other than third-party expenses incurred by the Responsible Party or Indemnitee in contesting the Indemnity Issue, together with interest at the rate for underpayment of tax determined pursuant to Section 6621(a)(2) of the Code in effect from time to time, from the date of payment to the date of reimbursement.



          (f) The rights of the parties under this Section 4.02 shall be subject to the rights of RRD under Section 7 of the Tax Reimbursement Agreement.



     Section 4.03 Cooperation and Exchange of Information.
                  ---------------------------------------



          (a) Each of MMI Holdings and CST Holdings shall, and shall cause each appropriate member of the MMI Group and the CST Group, respectively, to prepare and submit to Stream, at MMI Holdings' and CST Holdings' expense, (i) not later than March 1 of the taxable year following the taxable year or period that includes the Drop-down Date, all information as Stream shall reasonably request to enable Stream to file extension requests with respect to the Stream consolidated federal income Tax Return and with respect to any state and local combined or unitary corporate income Tax Returns for the taxable year or period that includes the Drop-down Date, and (ii) not later than July 31 of the taxable year following the taxable year or period that includes the Drop-down Date, all information as Stream shall reasonably request to enable Stream to file the Stream consolidated federal income Tax Return and any state and local combined or unitary corporate income Tax Returns for the taxable year or period that includes the Drop-down Date. Representatives of MMI Holdings and CST Holdings shall meet with representatives of Stream from time to time (but no more frequently than monthly) as requested by Stream to discuss the status of the preparation of the information set forth in clauses (i) and (ii) of this Section 4.03(a). If, as a result of any such meeting, Stream reasonably determines that it is likely that MMI Holdings or CST Holdings will not be able to perform its obligations under this Section 4.03(a) in a timely manner, then Stream shall have the right to engage a certified public accounting firm of its choice to gather such information and the MMI Group or the CST Group, as the case may be, shall permit any such accounting firm full access to all appropriate records or other information in its possession. The expenses of such accounting firm shall be borne equally by Stream and MMI Holdings or CST Holdings, as the case may be.



          (b) Stream, on behalf of itself and each member of the Stream Group, agrees to provide to the MMI Group and the CST Group, and each of MMI Holdings and CST Holdings, on behalf of itself and each member of the MMI Group and the CST Group, respectively, agrees to provide the Stream Group and the CST Group in the case of MMI Holdings and the MMI Group in the case of CST Holdings, with such cooperation and information as a party shall reasonably request in connection with the preparation or filing of any Tax Return or claim for refund not inconsistent with this Agreement or in conducting any audit or other proceeding in respect to Taxes. Such cooperation and information shall include without limitation promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any taxing authority which relate (i) to the Stream Group or the Stream Business, to Stream in the case of the MMI Group and the CST Group, (ii) to the MMI Group or the MMI Business, to MMI Holdings in the case of the Stream Group and the CST Group, and (iii) to the CST Group or the CST Business, to CST Holdings in the case of the Stream Group and the MMI Group; providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, including without limitation, foreign taxing authorities, and records concerning the ownership and Tax basis of property, which a party may possess; and the issuing corporation's providing information to the employer corporation with respect to the exercise of compensatory options to acquire stock of the issuing corporation by an optionholder who was not an employee of the issuing corporation, including the optionholder's name, social security number and address, the exercise date, the exercise price, the fair market value and the number of shares issued, and such other information as the employer corporation may reasonably request. Each party shall make its employees and facilities available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.



          (c) MMI Holdings, CST Holdings and Stream agree to retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder relating thereto existing on the date hereof or created through the Drop-down Date, until the expiration of the statute of limitations (including extensions) of the taxable years to which such Tax Returns and other documents relate and until the Final Determination of any payments which may be required in respect of such years under this Agreement. Stream, MMI Holdings and CST Holdings agree to advise each other promptly of any such Final Determination. Any information obtained under this Section 4.03 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding.



          (d) If any member of the Stream Group, the MMI Group or the CST Group, as the case may be, fails to provide any information requested pursuant to this
Section 4.03 by (i) the dates, specified in subsection (a) hereof or, (ii) with respect to information not requested pursuant to subsection (a) hereof, within a reasonable period, then the requesting party shall have the right to engage a certified public accounting firm of its choice to gather such information. Stream, MMI Holdings and CST Holdings, as the case may be, agree upon 24 hours' notice, in the case of a failure to provide information pursuant to subsection (a) hereof, and otherwise upon 30 days' notice after the expiration of such reasonable period, to permit any such accounting firm full access to all appropriate records or other information in the possession of any member of the Stream Group, the MMI Group or the CST Group, as the case may be, during reasonable business hours, and to reimburse or pay directly all costs and expenses in connection with the engagement of such public accountants.



          (e) If any member of the Stream Group, the MMI Group or the CST Group, as the case may be, supplies information to a non-member of the Stream Group, MMI Group or CST Group, as the case may be, pursuant to this Section 4.03 and an officer of the requesting party signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the party supplying such information shall certify, under penalties of perjury, the accuracy and completeness of the information so supplied. Stream agrees to indemnify and hold harmless each member of the MMI Group and the CST Group and its directors, officers and employees, from and against any cost, fine, penalty or other expense of any kind attributable to the negligence or willful misconduct of a member of the Stream Group, in supplying a member of the MMI Group or the CST Group with inaccurate or incomplete information. Each of MMI Holdings and CST Holdings agrees to indemnify and hold harmless each member of the Stream Group and the CST Group or the MMI Group, as the case may be, and their directors, officers and employees, from and against any cost, fine, penalty or other expense of any kind attributable to the negligence or willful misconduct of a member of the MMI Group or the CST Group, as the case may be, in supplying a member of the Stream Group or the other Group with inaccurate or incomplete information.



     Section 4.04 Injunction. The parties hereto agree that the payment of
                  ----------
monetary compensation would not be an adequate remedy to a breach of the obligations contained in Section 4.03 hereof, and each party consents to the issuance and entry of an injunction against the taking of any action by it or a member of its Group described in the preceding section.

                                    ARTICLE 5



                                  MISCELLANEOUS
                                  -------------



     Section 5.01 Expenses. Unless otherwise expressly provided in this
                  --------
Agreement, each party shall bear any and all of its expenses that arise from its obligations under this Agreement.



     Section 5.02 Entire Agreement; Termination of Prior Agreements. This
                  -------------------------------------------------
Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of one Group with any member or members of any other Group. Except as otherwise provided herein, effective as of the Drop-down Date, all such agreements are hereby cancelled and any rights or obligations existing thereunder are hereby fully and finally settled without any payment by any party thereto. Anything in this Agreement or the Contribution Agreements to the contrary notwithstanding, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Contribution Agreements, the provisions of this Agreement shall control.



     Section 5.03 Notices. Any notice, request, demand, claim, or other
                  -------
communication hereunder shall be in writing and shall be delivered by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below, and shall be deemed duly given on the date which is three days after the date such notice, request, demand, claim, or other communication is sent:



          To Stream or any other member of the Stream Group:



               Stream International Inc.
               275 Dan Road
               Canton, Massachusetts 02021
               Fax:  (781) 830-7465
               Attention:  Treasurer



          To MMI Holdings or any other member of the MMI Group:



               Modus Media International Holdings Inc.
               690 Canton Street
               Westwood, Massachusetts 02090
               Fax:  (781) 830-7465
               Attention:  Treasurer

          To CST Holdings or any other member of the CST Group:



               Corporate Software and Technology Holdings Inc.
               2 Edgewater Drive
               Norwood, Massachusetts 02062
               Fax:  (781) 440-7444
               Attention:  Treasurer



     Notwithstanding the foregoing, any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, fax, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.



     Section 5.04 Resolution of Disputes. Any disputes between the parties with
                  ----------------------
respect to this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Section 5.4.9 of each of the Contribution Agreements.



     Section 5.05 Application to Present and Future Subsidiaries: Joint and
                  ---------------------------------------------------------
Several Liability. This Agreement is being entered into by each of Stream, MMI
-----------------
Holdings, MMI, CST Holdings, and CST on behalf of itself and each member of the Stream Group, the MMI Group and the CST Group, respectively. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any corporation which becomes a member of the Stream Affiliated Group, the MMI Affiliated Group or the CST Affiliated Group in the future. Stream, MMI Holdings and CST Holdings hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of each member of the Stream Group, the MMI Affiliated Group and the CST Affiliated Group, respectively. Each of Stream, MMI Holdings and CST Holdings shall, upon the written request of the other, cause any of its respective group members formally to execute this Agreement. References in this Agreement to MMI Holdings and CST Holdings shall include MMI and CST, respectively, as the context may require to result in joint and several liability as between MMI Holdings and MMI, and joint and several liability as between CST Holdings and CST, in respect of the obligations under this Agreement.



     Section 5.06 Term. This Agreement shall commence on the date of execution
                  ----
indicated below and shall continue in effect until otherwise agreed to in writing by the parties, or their successors.

     Section 5.07 Titles and Headings. Titles and headings to sections herein
                  -------------------
are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.



     Section 5.08 Legal Enforceability. Any provision of this Agreement which is
                  --------------------
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.



     Section 5.09 Successors and Assigns. This Agreement and all of the
                  ----------------------
provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.



     Section 5.10 Amendments. This Agreement may not be modified or amended
                  ----------
except by an agreement in writing, signed by the parties hereto.



     Section 5.11 Counterparts. This Agreement may be executed in counterparts,
                  ------------
each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.



     Section 5.12 Governing Law. This Agreement shall be governed by and
                  -------------
construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without regard to any choice or conflict of law rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

     IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.



STREAM INTERNATIONAL INC.



By /s/ Judith G. Salerno
  --------------------------------

Title: President
      ----------------------------


MODUS MEDIA INTERNATIONAL HOLDINGS, INC.



By
  --------------------------------

Title:
      ----------------------------



MODUS MEDIA INTERNATIONAL, INC.



By
  --------------------------------

Title:
      ----------------------------



CORPORATE SOFTWARE & TECHNOLOGY HOLDINGS, INC.



By
  --------------------------------

Title:
      ----------------------------



CORPORATE SOFTWARE & TECHNOLOGY, INC.



By
  --------------------------------

Title:
      ----------------------------

                         Tax Sharing Ag't -3.01(d)(vii)
Tax Sharing Agreement
Schedule 3.01(d)(vii)
                                   --------------------------------------------
                                               Separate Tax Items
                                   --------------------------------------------
                                      1995      1996             1997
                                   --------------------------------------------
                                                         As filed    Post-Audit
                                                        -----------------------


MMI Holdings and MMl                   (50)       75         75           75
CST Holdings and CST                   (50)       50         75           75
Stream - Operating income (loss)      (100)     (150)       100          100
Stream - Reorganization Tax income       -         -          -          300
                                   --------------------------------------------
Totals                                (200)      (25)       250          550
                                   --------------------------------------------






                                         ---------------------------------------------------------------------
                                         Allocation of Loss Attributes from Pre-Drop-down Taxable Periods
                                         ---------------------------------------------------------------------
                                                   1996                           1997
                                                                  --------------------------------------------
                                                                     As filed              Post-Audit
                                         ---------------------------------------------------------------------
                                         Cumulative    Loss     Cumulative   Loss      Cumulative    Loss
                                          Separate  Attributes   Separate  Attributes   Separate   Attributes
                                          Tax Items    Used      Tax Items   Used      Tax Items     Used
                                         ---------------------------------------------------------------------
                                                25      (75)         100      (71)         100          -
MMI Holdings and MMl                             -      (50)          75      (54)          75          -
CST Holdings and CST                          (250)       -         (150)    (100)        (150)         -
Stream - Operating income (loss)                                                -          300       (225)
Stream - Reorganization Tax income       ---------------------------------------------------------------------
Totals                                        (225)    (125)          25     (225)         325       (225)
                                         ----------------------------------------------------------------------


"Separate Tax Items" are net Tax Items primarily related to each Business under the principles of Section 3.01 without regard to carryovers.